CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2005, relating to the financial statements and financial highlights which appears in the October 31, 2005 Annual Report to Shareholders of Credit Suisse Small Cap Value Fund and Credit Suisse Large Cap Value Fund (constituting the Credit Suisse Capital Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm and Counsel" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers

Baltimore, Maryland
February 27, 2006